DELI SOLAR (USA), INC.

CODE OF ETHICS

JULY 2006

OUR STANDARDS

As an employee or director of Deli Solar (USA), Inc. and/or its subsidiaries (individually or collectively referred to as “we,” “us,” or the “Company”) you share the privilege and responsibility of upholding our Company’s ethical reputation. You do this each time you act honestly, ethically and legally. While many, if not most, of the situations you encounter in the conduct of your own or our Company’s business or other dealings present clear choices as to proper conduct, there are also many situations where making the right choice can be challenging.

We have prepared this Code of Ethics (the “Code”) to summarize certain key policies and procedures that we believe govern doing business in an ethical and legal manner. This Code does not describe all of the details or all of the applicable laws, regulations or Company policies. Rather, we have attempted to discuss those you are most likely to encounter. You are expected to understand how our policies apply to you and to follow them. We encourage you to discuss any questions or concerns you may have with the President of the Company.

Responsibilities of All Employees and Directors

All employees and directors of the Company are responsible for complying with this Code. Any employee or director having information concerning any prohibited or unlawful act shall promptly report such matter to the President. While this is the preferred reporting procedure, employees should also feel free to report to anyone in management, including the Board of Directors, the Chief Financial Officer or a Vice President. It could also be appropriate to contact the Audit Committee of the Board of Directors through its Chairman.

Employees and directors should be advised of this reporting obligation and encouraged to report any prohibited or unlawful activities of which they are aware. There will be no reprisals for reporting such information in good faith, even if it later turns out that all or some of the report is incorrect.

Conflicts of Interest

As a director or employee you have a duty to avoid business, financial or other direct or indirect interests or relationships which conflict with the interests of our Company or which could divide your loyalty to our Company. Any activity which even appears to present such a conflict must be avoided or terminated unless, after disclosure to our Chief Financial Officer, it is determined and communicated in writing to you that the activity is not harmful to our Company or otherwise improper.

A conflict or the appearance of a conflict of interest may arise in many ways. For example, depending on the circumstances, any of the following may be an improper conflict of interest:

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Ownership of or an interest in a competitor or in a business with which our Company or any of our agents (including any of the companies acting on our behalf) has or is contemplating a relationship (such as a supplier, customer, landlord, distributor, licensee/ licensor, etc.) either directly or indirectly, such as through family members.

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Profiting, or assisting others to profit, from confidential information or business opportunities that are available to you because of your employment by our Company or your being a director of our Company.

•	Providing service to a competitor or a proposed or present supplier or customer as an employee, director, officer, partner, agent or consultant.

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Soliciting or accepting gifts, payments, loans, services or any form of compensation from suppliers, customers, competitors or others seeking to do business with our Company or any of our agents. Social amenities customarily associated with legitimate business relationships are permissible. These include the usual forms of entertainment such as lunches or dinners as well as occasional gifts of modest value. While it is difficult to define "customary," "modest," or "usual" by stating a specific dollar amount, common sense should dictate what would be considered extravagant or excessive. If a disinterested third party would be likely to infer that it affected your judgment, then it is too much. All of our business dealings must be on arm's-length terms and free of any favorable treatment resulting from the personal interests of our employees or directors. Loans to employees and directors from financial institutions which do business with our Company are permissible as long as the loans are made on prevailing market terms and conditions.

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Influencing or attempting to influence any business transaction between our Company or our agents and another entity in which you have a direct or indirect financial interest or for which you act as a director, officer, employee, partner, agent or consultant.

•	Buying or selling securities of any other company using non-public information obtained in the performance of your employment duties, or providing such information so obtained to others.

Disclosure is the key. If you have a question about whether any situation in which you are involved amounts to a conflict of interest or the appearance of one, you should disclose the pertinent details, preferably in writing, to our Company’s Audit Committee and should not act until you are advised in writing that the action is not harmful to our Company or otherwise improper.

To summarize, each employee and director is obligated to disclose his or her own conflict or any appearance of a conflict of interest. We may approve of certain relationships or transactions on the grounds that, despite appearances, they are not harmful to our Company, but all relationships or transactions that are actual conflicts of interest or may appear to be conflicts of interest will be prohibited, even if they do not harm our Company, unless they have been submitted and gone through this approval process.

Compliance with Laws and Regulations

Certain aspects of our business are covered by statutes and regulations, especially in China.

It is Company policy to comply with the laws of each state and country in which we do business. It is the responsibility of our Company's directors, management and employees to be familiar with the laws and regulations that relate to our business responsibilities and to comply with them.

Our legal counsel is always available for consultation on the laws which relate to our businesses; however, it is management’s responsibility to ensure compliance with applicable laws.

If you have any question whether a transaction or course of conduct complies with applicable statutes or regulations, it is your responsibility to consult with our legal counsel and act in accordance with their advice. We hold management responsible for ensuring that employees are aware of their responsibilities in this regard.

The following are several areas of regulated business activity that require special attention:

Compliance with Securities Laws

Our Company is often required by the securities laws of the United States to disclose to the public important information regarding our Company.

If you know important information about our Company that has not been disclosed to the public, you must keep such information confidential. It is a violation of United States law to purchase or sell our Company’s stock based on such important non-public information. Employees and directors may not do so and may not provide such information to others for that or any other purpose.

In addition, you may not buy or sell securities of any other company using important non-public information obtained in the performance of your duties for our Company, and you may not provide such information so obtained to others.

You should understand that securities laws are taken very seriously and government agencies have developed extensive ways to monitor securities trading activities. Violations of securities laws can result in large civil and criminal penalties against companies and individuals.

Competition and Fair Dealing

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services be designed to meet our obligations. All operations must be conducted in accordance with all applicable regulations. Compliance with all regulations and laws of governing or regulatory agencies should be given priority over the opportunity to profit or gain competitive advantage.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with suppliers and customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

Political Activities and Contributions

Our Company encourages directors and employees to be involved personally in political affairs; however, you may not directly or indirectly use or contribute funds or assets of our Company to or for any political party, candidate or campaign unless such a use or contribution is lawful and is approved in writing by our President.

Respect for Trade Secrets

It is our Company’s policy to respect the trade secrets and proprietary information of others. Although information obtained from the public domain is a legitimate source of competitive information, a trade secret obtained through improper means is not. The unauthorized use of trade secrets or other proprietary information could subject both our Company and you to substantial civil liability.

If a competitor's trade secrets or proprietary information are offered to you in a suspicious manner, or if you have any question about the legitimacy of the use or acquisition of competitive information, you should contact our President immediately. No action regarding such information should be taken before consultation with our President.

Confidentiality of Personal Information

Confidentiality applies not only to business information, but to the personal information of our Company’s employees, former employees, job applicants and other persons. Our Company requires that personal information be collected, processed, stored and transferred with adequate precautions to ensure confidentiality and be accessible only to those individuals with legitimate reasons to know about or have access to the information. When appropriate, we will ask you for your consent to the collection, processing, storage and transfer of personal information and you will be given the opportunity to review you personal data and correct any errors found.

Use of Funds and Assets and Complete and Accurate Books and Records; Second Country Payments

Sales of our Company's and our agents’ products and services, and purchases of products and services of our suppliers, shall be made solely on the basis of quality, price and service, and never on the basis of giving or receiving payments, gifts, entertainment or favors.

No Company funds or assets shall be used for any unlawful purpose. No director or employee shall purchase privileges or special benefits through payment of bribes, illegal political contributions, or other illicit payments.

No undisclosed or unrecorded fund or asset shall be established for any purpose.

No false or artificial entries shall be made in the books and records of our Company for any reason, and you should never engage in any arrangement that results in such any false or artificial entry, even if you are directed to do so by a supervisor. If any supervisor directs you to engage in any conduct which could result in a false or artificial entry in our Company’s books and records, you should report the incident to our Chief Financial Officer immediately.

No payment shall be approved or made with the agreement or understanding that any part of such payment is to be used for any purpose other than as described in the documents supporting the payment.

No payments of any kind (whether commissions, promotional expenses, personal expenses, free goods or whatever) shall be made to an unaffiliated distributor or sales agent (or employee or agent thereof) in any country other than the one in which the sales were made or in which the distributor or sales agent has a substantial place of business.

Equal Opportunity

Our Company’s policy is to provide equal employment opportunities and to treat all employees and applicants without regard to personal characteristics such as race, color, religion, sexual orientation, gender, age, national origin, marital status, pregnancy, disability or veteran status. Managers are responsible for implementing this policy.

Discrimination or Harassment

Our Company strives to maintain a work environment free of verbal or physical harassment regarding racial, ethnic, religious, physical or sexual characteristics or any other prohibited factor. This policy applies to conduct that is made a condition of employment, is used as a basis for making employment or promotion decisions, creates an intimidating, hostile or offensive working environment or otherwise unreasonably interferes with an individual’s work performance.

Our Company could be held responsible for the harassment of or discrimination against employees by managers or other employees or even non-employees if our Company knows or should have known about the behavior and fails to take corrective action. Employees should be aware that they are subject to dismissal if they engage in harassment or discrimination of others.

Health and Safety

The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs or alcohol in the workplace will not be tolerated.

Abuse of Drugs and Alcohol

Substance abuse presents serious health and safety hazards in the workplace. Our policy is to eliminate substance abuse by our employees. Applicants are subject to pre-employment drug testing. We also reserve the right to test employees who display unusual behavior or where there is reasonable suspicion of drug or alcohol abuse. Where permitted, employees may also be tested on a random, universal basis.

Financial and Accounting Officers and Managers

Financial and Accounting Officers and Managers hold an important and elevated role in corporate governance. As part of the Corporate Leadership Team, Financial and Accounting Officers and Managers are vested with both the responsibility and authority to protect, balance, and preserve the interests of all of the Company’s stakeholders, including shareholders, clients, employees, suppliers, and citizens of the communities in which business is conducted. Financial and Accounting Officers and Managers fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company’s financial organization, and by demonstrating the following:

Financial and Accounting Officers and Managers will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

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Encourage professional integrity in all aspects of the financial organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the financial organization or the enterprise itself.

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Prohibit and eliminate the occurrence of conflicts between what is in the best interests of the enterprise and what could result in material personal gain for a member of the financial organization, including Financial and Accounting Officers and Managers.

•	Provide a mechanism for members of the finance organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.

Financial and Accounting Officers and Managers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

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Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP) and established company financial policy.

•	The retention or proper disposal of Company records shall be in accordance with applicable legal and regulatory requirements.

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Periodic financial communications and reports will be delivered in a manner that facilitates a high degree of clarity of content and meaning so that readers and users can determine their significance and consequence.